SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                            Points International Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    730843109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   730843109
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bonanza Capital, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     9,541,258

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     9,541,258

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,541,258

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.37%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   730843109
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bonanza Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     9,541,258

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     9,541,258

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,541,258

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.37%

12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   730843109
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bonanza Fund Management, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     9,541,258

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     9,541,258

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,541,258

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.37%

12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   730843109
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bernay Box

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     9,541,258

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     9,541,258

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,541,258

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.37%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   730843109
            ---------------------

Item 1(a).  Name of Issuer:

            Points International, Ltd.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            179 John Street, 8th Floor, Toronto, Ontario, M5T 1X4
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Bonanza Capital, Ltd.
            Bonanza Master Fund, Ltd.
            Bonanza Fund Management, Inc.
            Bernay Box
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Bonanza Capital, Ltd.
            300 Crescent Court, Suite 250
            Dallas, Texas 75201

            Bonanza Master Fund, Ltd.
            c/o J.D. Clark & Co.
            2225 Washington, Suite 400
            Ogden, UT 84401

            Bonanza Fund Management, Inc.
            300 Crescent Court, Suite 250
            Dallas, Texas 75201

            Bernay Box
            300 Crescent Court, Suite 250
            Dallas, Texas 75201
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Bonanza Capital, Ltd. - Texas
            Bonanza Master Fund, Ltd. - Cayman Islands
            Bonanza Fund Management, Inc. - Texas
            Bernay Box - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            730843109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Bonanza Capital, Ltd. - 9,541,258
         Bonanza Master Fund, Ltd. - 9,541,258
         Bonanza Fund Management, Inc. - 9,541,258
         Bernay Box - 9,541,258
         -----------------------------------------------------------------------

     (b) Percent of class:

         Bonanza Capital, Ltd. - 6.37%
         Bonanza Master Fund, Ltd. - 6.37%
         Bonanza Fund Management, Inc. - 6.37%
         Bernay Box - 6.37%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         Bonanza Capital, Ltd.:

         (i)   Sole power to vote or to direct the vote                      0
                                                                ---------------,

         (ii)  Shared power to vote or to direct the vote            9,541,258
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                ---------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        9,541,258
                                                                ---------------.

         Bonanza Master Fund, Ltd.:

         (i)   Sole power to vote or to direct the vote                      0
                                                                ---------------,

         (ii)  Shared power to vote or to direct the vote            9,541,258
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                ---------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        9,541,258
                                                                ---------------.

         Bonanza Fund Management, Inc.:

         (i)   Sole power to vote or to direct the vote                      0
                                                                ---------------,

         (ii)  Shared power to vote or to direct the vote            9,541,258
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                ---------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        9,541,258
                                                                ---------------.

         Bernay Box:

         (i)   Sole power to vote or to direct the vote                      0
                                                                ---------------,

         (ii)  Shared power to vote or to direct the vote            9,541,258
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                                0
                                                                ---------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                        9,541,258
                                                                ---------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

         Not applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 2009
                                        ----------------------------------------
                                                        (Date)


Bonanza Capital, Ltd.*

By:  Bonanza Fund Management, Inc.
     Its General Partner

     By: /s/ Bernay Box
         -----------------
             President


Bonanza Master Fund, Ltd.

By:  Bonanza Capital, Ltd.
     Its Investment Manager

By:  Bonanza Fund Management, Inc.
     Its General Partner

     By: /s/ Bernay Box
         -----------------
             President


Bonanza Fund Management, Inc.*

By:  /s/ Bernay Box
     -----------------
         President


Bernay Box*

/s/ Bernay Box
-----------------


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* These Reporting Persons disclaim beneficial ownership in the Common Stock reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Amendment No. 1 dated February 13, 2009 to the
Schedule 13G relating to the Common Stock of Points International, Ltd. shall be filed on behalf of the undersigned.


Bonanza Capital, Ltd.

By:  Bonanza Fund Management, Inc.
     Its General Partner

     By: /s/ Bernay Box
         -----------------
         President


Bonanza Master Fund, Ltd.

By:  Bonanza Capital, Ltd.
     Its Investment Manager

By:  Bonanza Fund Management, Inc.
     Its General Partner

     By: /s/ Bernay Box
         -----------------
             President


Bonanza Fund Management, Inc.

By:  /s/ Bernay Box
     -----------------
         President


Bernay Box

/s/ Bernay Box
-----------------





SK 23214 0001 963993